PROSPECTUS SUPPLEMENT
                              ---------------------

                     BALLY TOTAL FITNESS HOLDING CORPORATION

         This Prospectus Supplement is dated March 9, 1999. It relates to the Prospectus dated August 21, 1998 of Bally Total Fitness Holding Corporation on Form S-3, registration statement No. 333-60095. The registration statement registered 230,769 shares of Bally's common stock for sale to the public by the selling shareholders. This Prospectus Supplement updates the information about the selling shareholders. Capitalized terms used in this Prospectus Supplement have the meanings given them in the Prospectus to which it is attached.

                              SELLING SHAREHOLDERS

         The following table sets forth as of December 31, 1998, certain information with respect to each of the selling shareholders. The shares offered hereby will be sold, if at all, solely by and at the discretion of the selling shareholders. Bally will not receive any proceeds from any such sales. See "Plan of Distribution". We believe that the beneficial owners of Bally's common stock listed below, based on information furnished by such owners, have sole investment and voting power with respect to such shares.

         On December 31, 1998, there were 23,183,393 shares of common stock outstanding.


                                     Shares of Common Stock
                                      Owned Prior to This        Shares         Shares of Common Stock
                                           Offering              Offered       Owned After this Offering
                                     ----------------------      -------      ---------------------------
   Name of Selling Shareholder         Number    % of Class       Number        Number      % of Class
   ---------------------------         ------    ----------       ------        ------      ----------

Campbell Enterprises, Ltd. (1)        127,949         *          127,949            0           ---

Volker O. Thiry, Trustee               43,381         *           43,381            0           ---
Under the Volker
O. Thiry Living Trust
dated November 11,1985

Stanley Friedman, Trustee Under         3,939         *            3,939            0           ---
the Friedman 1992 Trust dated
March 10, 1992

O. Lynn McShane and Susan               9,478         *            9,478            0           ---
McShane, Trustees Under the
McShane Living Trust dated
December 16, 1987

Landels, Ripley &                      18,975         *           18,975            0           ---
Diamond  LLP Profit Sharing Plan
for the benefit of  Robert
Breakstone

Michael Dean and Mary                   9,770         *            9,770            0           ---
Dean, Trustees Under the
Dean Living Trust dated August
27, 1992

Nouhad Farehoukh                        9,478         *            9,478            0           ---



----------------
* Less than one percent

(1) B. Gene Campbell, a majority shareholder of Campbell Enterprises, LTD., is a regional Vice President of Real Estate and Development for Bally.